Amendment

To

Compliance Consulting Agreement

For

Caldwell & Orkin Funds, Inc.

This amendment (“Amendment”) amends the Compliance Consulting Agreement dated October 24, 2016 (the “Consulting Agreement”) between Caldwell & Orkin Funds, Inc., a Maryland corporation (the “Fund”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

1.	The Parties agree to amend the Consulting Agreement as follows:

Schedule A is hereby deleted in its entirety and replaced with the attached Exhibit A.

Except as set forth in this Amendment, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Consulting Agreement, the terms of this Amendment will prevail.

[signature page follows]

The parties duly executed this Amendment to the Consulting Agreement as of June 10, 2019.

	The Caldwell & Orkin Funds, Inc. on behalf of all Portfolios listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Derek Pilecki	By:	/s/ Kurt Krebs
Name:	Derek Pilecki	Name:	Kurt Krebs
Title:	President	Title:	VP, CFO

Exhibit A

(see attached)

SCHEDULE A

To the Compliance Consulting Agreement

Between

The Caldwell & Orkin Funds, Inc.

and

Ultimus Fund Solutions, LLC

Dated October 24, 2016

Fund Portfolio(s)

Caldwell & Orkin – Gator Capital Long/Short Fund